Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Profits Dreams Development Ltd. and Subsidiaries

Audited Financial Statements

December 31, 2005, 2004 and 2003

To The Board of Directors of

WT Holdings Corporation, as successor to

Profits Dreams Development Ltd. and Subsidiaries

Ladies and Gentlemen:

We consent to the incorporation, into the 8-K filing on June 28, 2006 of WT Holdings Corporation (as successor to Profits Dreams Development Ltd. and Subsidiaries) of our report dated May 4, 2006 on our audit of the consolidated financial statements of Profits Dreams Development Ltd. and Subsidiaries as of December 31, 2005, 2004 and 2003 and for the years then ended.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

June 28, 2006